UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On the evening of October 14, 2011, Regis Corporation distributed the following information to its employees:

October 14, 2011

Dear Associates,

I’m writing to follow up on Randy’s email from last week discussing the ongoing situation with Starboard and the upcoming 2011 Annual Meeting of Shareholders, which will be held on October 27th.  As you know, Starboard has nominated three directors to the Regis Board.  In an effort to keep you informed, we wanted to address another aspect of the proxy contest that may affect you.

Those of you who are shareholders have received or will receive letters or other materials from both Regis and Starboard.  Some of you may even be contacted by phone.  We want you to know that this is a normal part of a proxy contest.  At this stage, both sides typically send letters and other communications to shareholders to provide their respective arguments and solicit votes regarding the various Annual Meeting proposals.

We regret the distraction this may cause you, our valued employees.  It is important that throughout this process, all of us here at Regis stay focused on our business, just as you always have.  Executing on our plans and providing our customers with the best possible service should remain our top priorities each and every day.

If you have any questions or concerns about the vote solicitation aspect of the proxy contest, you should always feel free to reach out to me at eric.bakken@regiscorp.com.

Thank you for your ongoing hard work and commitment to Regis.

Sincerely,

Eric Bakken
Executive Vice President